For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

Nobel Learning Communities, Inc. Authorizes Independent
Board Committee to Review Strategic Alternatives

WEST CHESTER, Pa. – October 2, 2008 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, middle schools, and special purpose high schools today announced that the Company’s Board of Directors has authorized a committee consisting solely of independent directors to evaluate the previously-announced expression of interest from Knowledge Learning Corporation to pursue an acquisition of the Company. The independent committee will also evaluate strategic alternatives to enhance stockholder value. The Company further announced that J.P.Morgan Securities Inc. has been engaged as financial advisor in connection with the evaluation process. There can be no assurance that an acquisition of the Company will result from the evaluation process.

About Nobel Learning Communities, Inc

Nobel Learning Communities, Inc. is a national network of 178 nonsectarian private schools, including preschools, elementary schools, and middle schools in 15 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.nobellearning.com.

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and risks and uncertainties arising in connection with Knowledge Learning Corporation’s unsolicited proposal to acquire the Company. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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